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                                 ANADIGICS, INC.

Exhibit 11.1.  Statement Re: Computation of Earnings Per Share (1) (unaudited)

                                                 Year ended December 31,
                                          ------------------------------------
                                             1996         1995         1994
                                          -----------  -----------  ----------
Average shares outstanding . . . . . . .   12,355,311   10,857,450    1,245,408

Net effect of dilutive stock options -
based on treasury stock method
using average market price . . . . . . .      552,540      517,295      132,923

Assumed conversion of convertible
  preferred stock. . . . . . . . . . . .       --          --         6,882,099
                                          -----------  -----------   ----------
                                           12,907,851   11,374,745    8,260,430
                                          -----------  -----------   ----------
                                          -----------  -----------   ----------
Net income (in thousands). . . . . . . .  $    11,911  $     7,293   $    1,865
                                          -----------  -----------   ----------
                                          -----------  -----------   ----------
Per share amount . . . . . . . . . . . .         $.93         $.64         $.23
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------

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(1) As adjusted for the Stock Split.




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